Exhibit 99.1

Loxo Oncology Appoints Industry Veteran Tim Mayleben to Board of Directors

STAMFORD, Conn., July 30, 2015 — Loxo Oncology, Inc. (Nasdaq:LOXO), a biopharmaceutical company focused on the discovery, development, and commercialization of targeted cancer therapies, today announced the appointment of Tim Mayleben to its board of directors. Mr. Mayleben will serve as an independent director and join the nominating and governance committee and the compensation committee.

“We are honored to welcome Tim to the Loxo board of directors,” said Josh Bilenker, M.D., chief executive officer of Loxo Oncology. “Tim is a seasoned biotech leader with a proven track record of building and growing life science companies. His judgment and operational expertise will be incredibly valuable as we advance our pipeline of highly-selective targeted cancer therapies through clinical development.”

“I am pleased to join the Loxo board of directors and look forward to working with a team that is pioneering a novel approach to the discovery and development of personalized cancer therapeutics,” said Mr. Mayleben. “I’ve had the privilege of working with outstanding drug hunters and development teams in the past and I’m impressed with the decisions made by the Loxo team to rapidly position their pipeline at the cutting edge of precision medicine in cancer.”

Mr. Mayleben currently serves as president and chief executive officer of Esperion Therapeutics, and has been a member of the board of directors of Esperion since 2010. Prior to joining Esperion, Mr. Mayleben was president, CEO and a director of Aastrom Biosciences. Previously, he was president, chief operating officer and a director of NightHawk Radiology Holdings. Prior to joining Nighthawk, Mr. Mayleben was chief operating officer of the original Esperion until its acquisition by Pfizer in 2004 for $1.3 billion. Mr. Mayleben is a board member of several life science companies, including Kaléo Pharma, Lycera Corporation, and Marinus Pharmaceuticals and an advisor to the Wolverine Venture Fund. Mr. Mayleben earned an MBA with distinction from the J.L. Kellogg Graduate School of Management at Northwestern University, and a BBA from the University of Michigan, Ross School of Business.

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About Loxo Oncology

Loxo Oncology is committed to the discovery, development, and commercialization of targeted cancer therapies with best-in-class potential.  Our diverse pipeline reflects the convergence of proven therapeutic technologies with emerging insights into the underlying susceptibilities of cancer and drug resistance.  We leverage the expertise of our partners in academia and industry and our management team’s deep clinical-regulatory experience to deploy focused clinical development strategies in well-defined patient populations. Our goal is to create important new cancer therapies as efficiently as possible to substantially benefit patients. www.loxooncology.com

Contacts

Loxo Oncology, Inc.

Company:

Jacob S. Van Naarden

Vice President, Corporate Development and Strategy

jake@loxooncology.com

Investors:

Peter Rahmer

The Trout Group, LLC

646-378-2973

prahmer@troutgroup.com

Media:

Katie Engleman

Pure Communications, Inc.

910-509-3977

katie@purecommunicationsinc.com